Exhibit 99.1

                Glacier Water Announces Third Quarter
                Results with Record Quarterly Revenues

    VISTA, Calif.--(BUSINESS WIRE)--Nov. 16, 2005--Glacier Water Services, Inc. (AMEX:HOO) announced results for the quarter ended October 2, 2005.
    Brian McInerney, Chief Executive Officer of Glacier Water, said, "We recorded record revenues during the third quarter with sales increasing 7.5% versus last year. We are particularly excited about the impact of the new `G-2' machines, which contributed to these record third quarter revenues. On a same store basis, revenues for the `G-2' machines were up 18% for the third quarter as compared to the same period last year. At the end of the third quarter, Glacier had over 10,200 `G-2' machines at retailers across the United States.
    "We are also pleased to report that the previously disclosed agreement to acquire the Canadian water vending provider Gestion Bi-Eau Pure, Inc. was completed on October 7th. Bi-Eau Pure has a long-standing presence in several key Canadian markets and is the market leader in Quebec. We are working aggressively to integrate Bi-Eau Pure into our operations. The acquisition will provide an excellent footprint for Glacier to expand its North American presence and represents one more step in Glacier's commitment to growth."
    Revenues for the quarter ended October 2, 2005, increased 7.5% to $22,926,000 compared to $21,332,000 for the same quarter a year ago. For the nine-month period ended October 2, 2005, revenues increased 3.3% to $60,032,000 compared to $58,123,000 for the same period a year ago. The increase in revenues for both the quarter and the nine-month period was the result of the installation of the new "G-2" machines combined with a warm summer across the country.
    The Company's income from operations for the quarter ended October 2, 2005, was $808,000 compared to $2,895,000 for the same period last year. For the nine-month period ended October 2, 2005, income from operations was $1,745,000 compared to $5,348,000 for the same period last year. Lower income from operations in both the three- and nine-month periods this year compared to last year was the result of increased depreciation and amortization of $1,204,000 and $2,864,000, respectively, primarily as a result of the capital expenditures related to the new "G-2" machines. In addition, during the quarter ended October 2, 2005, the Company recorded a one-time, non-cash stock compensation expense of $1,142,000 as a result of the cashless stock option exercise by two of the Company's executives.
    The Company's net loss applicable to common stockholders for the quarter ended October 2, 2005, was $1,401,000, or $0.64 per basic and diluted share, compared to income of $986,000, or $0.46 per basic and $0.38 per diluted share, for the same period last year. For the nine-month period ended October 2, 2005, the net loss applicable to common stockholders was $4,678,000, or $2.10 per basic and diluted share, compared to a loss of $396,000, or $0.19 per basic and diluted share, for the same period last year.
    With approximately 15,100 machines located in 40 states throughout the United States, Glacier is the leading provider of high-quality, low-priced drinking water dispensed to consumers through self-service bottled water machines located at supermarkets and other retail locations.

    Statements in this announcement that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements with respect to the financial condition and results of operations of the Company involve risks and uncertainties which are detailed further in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended January 2, 2005.


            FINANCIAL RESULTS GLACIER WATER SERVICES, INC.
                          THIRD QUARTER 2005
                 Consolidated Statements of Operations
       (Dollars in thousands, except shares and per share data)
                              (unaudited)

                         Three Months Ended       Nine Months Ended
                       ----------------------- -----------------------
                         Oct. 2,    Sept. 26,    Oct. 2,     Sept. 26,
                          2005        2004        2005        2004
                        ----------  ----------  ----------  ----------

Revenues               $   22,926  $   21,332  $   60,032  $   58,123
Operating costs and
 expenses:
  Operating expenses       13,978      13,080      37,968      36,913
  Depreciation and
   amortization             3,937       2,733      10,698       7,834
                        ----------  ----------  ----------  ----------
    Cost of goods sold     17,915      15,813      48,666      44,747

  Selling, general and
   administrative
   expenses                 4,203       2,624       9,621       8,028
                        ----------  ----------  ----------  ----------
    Total operating
     costs and
     expenses              21,777      18,437      57,946      52,775
                        ----------  ----------  ----------  ----------
Income from operations        808       2,895       1,745       5,348
Other expenses:
  Interest expense          2,209       1,909       6,423       5,744
                        ----------  ----------  ----------  ----------
Income (loss) before
 income taxes              (1,401)        986      (4,678)       (396)
Income tax benefit             --          --          --          --
                        ----------  ----------  ----------  ----------
Net income (loss)          (1,401)        986      (4,678)       (396)
                        ==========  ==========  ==========  ==========
Basic income (loss)
 per common share:
  Net income (loss)
   applicable to
   common stockholders $    (0.64) $     0.46  $    (2.10) $    (0.19)
                        ==========  ==========  ==========  ==========
    Weighted average
     shares used in
     calculation        2,189,339   2,145,848   2,232,873   2,128,374

Diluted income (loss)
 per common share:
  Net income (loss)
   applicable to
   common stockholders $    (0.64) $     0.38  $    (2.10) $    (0.19)
                        ==========  ==========  ==========  ==========
    Weighted average
     shares used in
     calculation        2,189,339   2,581,257   2,232,873   2,128,374




    CONTACT: Glacier Water Services, Inc.
             W. David Walters, 760-560-1111